Exhibit 3.40

ARTICLES OF INCORPORATION

OF

GMC SALES CORP.

The undersigned natural person of the age of eighteen (18) years or more, acting as Incorporator of a corporation (hereinafter referred to as the “Corporation”) under the Texas Business Corporation Act (hereinafter referred to as the “Act”), adopts the following Articles of Incorporation for the Corporation:

ARTICLE I

NAME

The name of the Corporation is:

GMC SALES CORP.

ARTICLE II

Duration

The period of the duration of the Corporation is perpetual.

ARTICLE III

Purpose and Powers

Section 1. Purpose. The purpose for which the Corporation is organized is:

To transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

Section 2. Statutory Powers. Subject to any limitations or restrictions imposed by the Act or other law, or by these Articles of Incorporation, and solely in furtherance of, but not in addition to, the purpose set forth in Section 1 of this Article, the Corporation shall have and may exercise all of the powers specified in the Act or in any other applicable law of Texas.

Section 3. Additional Powers. Subject to any limitations or restrictions imposed by the Act, by other law, or by these Articles of Incorporation, and solely in furtherance of, but not in addition to, the purpose set forth in Section 1 of this Article, the purpose enumerated in Section 1 of this Article shall be construed as creating powers (as well as declaring purposes) as fully as if the text of the clause in Section 1 of this Articles was repeated in this Section.

Section 4. Direction of Purpose and Exercise of Powers by Directors. Subject to any limitations or restrictions imposed by the Act, by other law, or by these Articles of Incorporation, the Board of Directors is hereby authorized to direct, by resolution duly adopted, the purpose set forth in Section 1 of this Article and to exercise all the powers of the Corporation, without previous authorization or subsequent approval by the shareholders; and all parties dealing with the Corporation shall have the right to rely on any action taken by the Corporation pursuant to such action by the Board of Directors.

Section 5. Limiting Clause. Nothing in this Article is to be construed as authorizing the Corporation to transact any business in the State of Texas expressly prohibited by any law of Texas, or to engage in any activity in Texas which cannot lawfully be engaged in without first obtaining a license under the laws of Texas and such a license cannot be granted to a corporation.

ARTICLE IV

Capital Stock

The aggregate number of shares which the Corporation shall have the authority to issue is 100,000 shares of Common Stock of the par value of $1.00 each (hereinafter sometimes called “Common Stock”) and 100,000 shares of Preferred Stock of the par value of $1.00 per share (hereinafter sometimes called “Preferred Stock”). The preferences, limitations and relative rights in respect of the shares of each class of capital stock of the Corporation and the authority vested in the Board of Directors to divide the Preferred Stock into series and the variations in the relative rights and preferences between the shares of such series so established are as follows:

Part A

Preferred Stock

1. Issuance of Preferred Stock in Series. The shares of Preferred Stock may be divided into and issued in series, and each series shall be so designated as to distinguish the shares from the shares of all other series. All shares of Preferred Stock shall be of equal rank and identical except to the extent that variations in the relative rights and preferences enumerated in subparagraphs (a) through (h), inclusive of this paragraph 1 may be fixed and determined, from time to time, by the Board of Directors between series hereinafter established; and each share of a series shall be identical in all respects with the other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Shares of any series which have been retired or cancelled in any manner, including shares redeemed or treasury shares returned and shares which have been converted into Common Stock or exchanged for shares of Preferred Stock of any other series, shall have the status of authorized but unissued shares of Preferred Stock.

Authority is expressly granted to the Board of Directors, within the limitations and restrictions stated herein, to divide the shares of Preferred Stock into one or more series and, with respect to each series, to fix and determine in the resolution or resolutions providing for the issue of such shares the following relative rights and preferences as to which there may be variations between the series so established:

(a) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b) the rate of dividends payable on shares of such series, the conditions upon which and the dates when such dividends shall be payable;

(c) the price or prices at, and the terms and conditions on, which shares of such series may be redeemed;

(d) the amount payable on shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(e) the terms and conditions and the date or dates on which the shares of such series may be converted into shares of Common Stock;

(f) subject to the limitations contained in Article 2.12B(5) of the Act, the rights, if any, of the holders of shares of such series to convert such shares into, or exchange shares for, shares of any other class or shares of any series of the same or any other class, and the terms and conditions of such conversion or exchange;

(g) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement and the terms and provisions relative to the operation thereof; and

(h) the rights, if any, of the holders of shares of such series to vote.

2. Preference as to Dividends. The holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cash dividends at the annual rate for each particular series theretofore fixed by the Board of Directors as hereinbefore authorized, and no more, payable on the dates fixed therefor by the Board of Directors, to shareholders of record on the respective dates, not exceeding sixty (60) days preceding such dividend payment dates, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. Such dividends shall accrue on each such share of Preferred Stock from the date of its original issue. If such dividends for a series of Preferred Stock shall be fixed and determined by the Board of Directors as cumulative, then if such dividends in respect of any previous dividend period (at the rate or rates fixed by the Board of Directors as herein provided) shall not have been paid on or declared and set apart for all Preferred Stock of such series at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such series of Preferred Stock before any dividend shall be paid on or declared or set apart from any series of non-cumulative Preferred Stock or the Common Stock. Accumulated dividends shall not bear interest. If such dividends shall be fixed and determined by the Board of Directors as non-cumulative, then dividends of such series shall not be cumulative so that if the net earnings of any year declarable as dividends shall not be sufficient to pay dividends on such series of Preferred Stock for such year, the deficiency shall not be made up from the profits of any later period.

3. Preference on Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock, the holders of the shares of each series of Preferred Stock shall be entitled to receive payment at the rate fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus, in the case of each series entitled to cumulative dividends, an amount equal to all dividends (whether or not earned or declared) accumulated to the date of final distribution to such holders, and, in addition thereto, if such liquidation, dissolution or winding up be voluntary, the amount of the premium, if any, payable upon such liquidation, dissolution or winding up as fixed for the shares of the respective series; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purpose of this paragraph 3, neither the merger or consolidation of the Corporation into or with any other corporation, nor the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, shall be deemed a liquidation of the Corporation.

4. Redemption of Preferred Stock. The Corporation, at the option of the Board of Directors, may redeem the Preferred Stock of any series at the time outstanding, at the times, in the amounts, in the manner and at the price or prices fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus, in the case of each series entitled to cumulative dividends, an amount equal to all accumulated dividends with respect to each share so to be redeemed and, in addition thereto, the amount of the premium, if any, payable upon such redemption fixed in said resolution or resolutions of the Board of Directors. In case of the redemption of a part only of any series of Preferred Stock at the time outstanding, the shares of such series so to be redeemed shall be selected by lot or in such other manner as the Board of Directors may determine. The Board of Directors shall have full power and authority to prescribe the terms and conditions upon which the Preferred Stock shall be redeemed from time to time; provided, however, that if the Corporation is in default with respect to any dividend payable on or any sinking or purchase fund requirement relating to shares of Preferred Stock, it shall not redeem any shares of Preferred Stock except pro rata pursuant to offers of sale made by holders of the Preferred Stock in response to any invitation for tenders given simultaneously by the Corporation by mailing to the holders of record of all shares of the Preferred Stock then outstanding.

5. Conversion. The shares of Preferred Stock of each series shall be convertible into or exchangeable for shares of Common Stock or shares of any other series of Preferred Stock, upon such terms and conditions as shall be fixed and determined by the Board of Directors in any resolution providing for the issuance of such series of Preferred Stock. The Corporation shall make no payment or adjustment on account of any dividends accrued on the shares of Preferred Stock of any series surrendered for conversion or exchange.

PART B

Common Stock

1. Junior to Preferred Stock. The Common Stock is junior to the Preferred Stock and is subject to all the rights, privileges, preferences and priorities of the Preferred Stock as herein set forth or as may be stated in any resolution or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock.

2. Dividends. Subject to the prior and superior rights of the Preferred Stock and subject to the provisions and on the conditions set forth in Part A hereof, or in any resolution or resolutions providing for the issue of a series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors, may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

3. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to the resolutions or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock, the holders of Common Stock shall be entitled to share ratably in all assets then remaining subject to distribution to the shareholders.

PART C

Other Provisions Applicable to

Preferred Stock and Common Stock

1. Voting Rights. Except as otherwise provided by law, or by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share held.

2. Denial of Cumulative Voting. No shareholder of the Corporation shall have the right to cumulate his votes for the election of directors.

3. Denial of Preemptive Rights. No holder of Preferred Stock or of Common Stock shall be entitled as a matter of right to subscribe for, purchase or receive any shares of stock (except by conversion or exchange of shares of Preferred Stock into shares of Common Stock or into shares of any other series of Preferred Stock, as provided herein) or any rights or options of the Corporation which it may issue or sell, whether out of the number of shares of Preferred Stock and/or Common Stock authorized by these Articles of Incorporation or by amendment thereof or out of the shares of Preferred Stock and/or Common Stock authorized by these Articles of Incorporation or by amendment thereof or out of the shares of Preferred Stock and/or Common Stock of the Corporation acquired by it after the issuance thereof, nor shall any holders of Preferred Stock and/or Common Stock be entitled as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the Corporation may issue or sell that shall be convertible into or exchangeable for Preferred Stock and/or Common Stock or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for, purchase or receive from the Corporation any shares of Preferred Stock and/or Common Stock; but all such additional issues of Preferred Stock and/or Common Stock, rights and options, or of bonds, debentures of other securities convertible into or exchangeable for Preferred Stock and/or Common Stock, or to which warrants shall be attached or appertain or which shall confer upon the holder the rights to subscribe for, purchase or receive any shares of Preferred Stock and/or Common Stock, may be issued and disposed of by the Board of Directors to such persons, firms or corporations as in its absolute discretion such board may deem advisable, without offering any such Preferred Stock and/or Common Stock, securities or obligations to the holders of Preferred Stock and/or Common Stock or to the holders of warrants entitling such holders to subscribe to Preferred Stock and/or Common Stock or to the holders of obligations which may be converted into Preferred Stock and/or Common Stock. The acceptance of any Preferred Stock and/or Common Stock in the Corporation shall be a waiver of any preemptive or preferential right which in the absence of this provision might otherwise be asserted by the holders of Preferred Stock and/or Common Stock or any of them.

4. Issuance of Rights or Options to Purchase Securities of the Corporation. The Board of Directors shall have power at any time or from time to time, without any action by the shareholders of the Corporation, to create and issue, for such consideration, as may be fixed from time to time by the Board of Directors, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any share of its Common Stock and/or Preferred Stock, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors; the terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such shares may be purchased from the Corporation upon the exercise of any such right or option shall, subject to provisions of the Texas Business Corporation Act and any other law, be such as shall be fixed and stated in the resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options.

5. Voting. A majority is sufficient for any action which requires the vote or concurrence of shareholders.

6. Consents in Lieu of Meetings. Any action required by the Act to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. In order to be effective, such consent or consents shall comply with all requirements of the Act.

ARTICLE V

Initial Consideration for Issuance of Shares

The Corporation will not commence business until it has received for the issuance of its shares consideration of One Thousand and No/100 ($1,000.00) Dollars, consisting of money paid, labor done or property actually received.

ARTICLE VI

Initial Registered Office and Agent

Section 1. Registered Office. The post office address of the initial registered office of the Corporation is 1600 First Interstate Bank Plaza, 1000 Louisiana, Houston, TX 77002.

Section 2. Registered Agent. The name of the initial registered agent of the Corporation, at such address, is Andrew J. Clark, III.

ARTICLE VII

Data Respecting Directors

Section 1. Board of Directors. The number of directors shall from time to time be fixed by, or in the manner provided in, the By-laws of the Corporation. The number of directors constituting the initial Board of Directors is one who need not be residents of the State of Texas or shareholders of the Corporation.

Section 2. Names and Addresses. The names and addresses of the person or persons who are elected to serve as directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualify, are:

Name`	Address
John W. Menke	1600 First Interstate Bank Plaza 1000 Louisiana Houston, Texas 77002

Section 3. Increase or Decrease of Directors. The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the By-laws; but no decrease shall have the effect of shortening the term of any incumbent director. In the absence of a By-law fixing the number of directors, the number shall be one.

Section 4. Limitation of Liability of Directors. No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director except for (i) a breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty to the Corporation or an act or omission involving intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit (whether or not the benefit resulted from an action taken within the scope of the director’s office), or (iv) an act or omission for which the liability of the director is expressly provided by applicable statute.

ARTICLE VIII

Data Respecting Incorporators

The name and address of the Incorporator of the Corporation is:

Name	Address
John W. Menke	1600 First Interstate Bank Plaza 1000 Louisiana Houston, Texas 77002

ARTICLE IX

Bylaws

The initial bylaws of the Corporation shall be adopted by the Board of Directors. The power to alter, amend or repeal the bylaws of the Corporation or adopt new bylaws is vested in the Board of Directors, subject to repeal or change by action of the shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 29th day of October, 1991.

INCORPORATOR:

/s/ John W. Menke
John W. Menke